EXHIBIT 10.11

PRE-OPENING FUNDS AGREEMENT

This Pre-Opening Funds Agreement (“Agreement”) is entered into as of the 12th day of July, 2007 by and among Grand River Commerce, Inc., a corporation organized under the laws of the State of Michigan (“Company”), and each of the undersigned individuals (each, an “Organizer”).

RECITALS

WHEREAS, the Organizers have the mutual intention and objective to organize a commercial bank (the “Proposed Bank”) and have established the Company to pay the Proposed Bank’s organizational expenses and to enter into agreements in furtherance of the organization of the Proposed Bank; and

WHEREAS, the Organizers desire to take such steps and actions as may be necessary in the furtherance of their mutual intentions and objectives, including, but not limited to, the filing of regulatory applications (the “Applications”) with the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and/or any applicable state bank regulatory authority (“State Regulator”), as applicable (the “Regulators”); and

WHEREAS, the Organizers further desire by this Agreement to provide for the solicitation of funds to cover the organizational (pre-incorporation and pre-opening) expenses of the Company and the Proposed Bank among the Organizers, to be expended for the purpose of paying expenses to be incurred in order to determine the feasibility of the Proposed Bank and to prepare the Applications and to organize the Proposed Bank; and

NOW, THEREFORE, in consideration of the foregoing and the promises, covenants and conditions hereinafter set forth, and the contribution of money provided for herein, the Organizers hereto agree as follows:

1. Payments of Funds for Pre-Opening Expenses. Each Organizer, by execution of a counterpart hereof, hereby agrees to contribute funds in the amount of $45,000 (“Pre-Opening Funds”) for the purpose of funding organizational expenses of the Company and the Proposed Bank. A payment of $15,000 shall be made by such Organizer concurrently with the execution of this Agreement, and two (2) additional payments of $15,000 each shall be made within five (5) business days after notice from the Co-Managers (as defined below) that the next payment is due. Pre-Opening Funds paid by check shall be made payable to “Grand River Commerce, Inc.” Unless otherwise agreed by a vote of two-thirds of the then-existing Organizers, the failure of an Organizer to contribute the amounts provided hereunder this Section shall constitute a voluntary withdrawal of the Organizer as set forth in Section 9 hereof; provided, however, the Co-Managers shall have the authority to enter into specific arrangements with various organizers to pay the $45,000 of Pre-Opening Funds at some point other than at execution hereof if the Co-Managers determine that such an arrangement is in the best interests of the Company.

The Organizers anticipate the Co-Managers will present a budget for the pre-opening expenses of the Company and the Proposed Bank. It is currently anticipated that these expenses will be covered by the cash advances provided for in this Section 1 and by a line of credit provided to the Company by a financial institution upon the receipt of preliminary regulatory approvals to organize the Proposed Bank. If required by the issuing financial institution in order to issue the pre-opening line of credit, each Organizer further agrees to provide a limited guarantee (not joint and several) with respect to any advances made under such line of credit; provided, however, that the exposure of each Organizer pursuant to such limited guarantee shall not be in excess of the multiple of such Organizer’s pro rata share of any advances made under such line of credit required by the issuing financial institution.

Each Organizer/Director, by executing this Agreement, hereby authorizes the Company to enter into agreements with Jenkens & Gilchrist, P.C.

2. Account, Co-Managers, and Terms Under Which Pre-Opening Funds Shall Be Held. All Pre-Opening Funds shall be deposited in a deposit account (the “Account”) established in the name of the Company at a federally-insured depository institution domiciled or authorized to do business in Michigan and selected by the Co-Managers (as defined below). No other funds shall be deposited in the Account. The Co-Managers or the Organizers (including the Co-Managers), acting by a vote of at least two-thirds of their number, may transfer the Account to another banking organization domiciled or authorized to do business in Michigan.

Pre-Opening Funds may be accepted from a proposed Organizer only by one of the Co-Managers. Following execution of this Agreement by an Organizer, any funds accepted by the Co-Managers from an Organizer shall not be returned to the Organizer except as provided herein.

Unless and until changed by the vote of two-thirds of the Organizers, Jerry Sytsma and Robert Bilotti are hereby appointed to serve as Co-Managers of the Account (the “Co-Managers”), and are authorized to receive, deposit and disburse all funds to be collected or paid pursuant to the terms of this Agreement and to take such other actions as may be contemplated by this Agreement.

3. Terms Under Which Pre-Opening Funds Shall Be Disbursed. Disbursements from the Account may be made only upon the order and signature of either of the Co-Managers, and only for purpose of paying organizational expenses of the Company or the Proposed Bank, including but not limited to (i) marketing and banking consulting fees, (ii) economic study fees, (iii) pre-opening consulting fees to be paid to one or more proposed officers of the Proposed Bank, and others (all as approved by a majority of the Organizers), (iv) accounting and legal fees, (v) application fees and expenses, and (vi) rent, lease and/or option payments and security deposits; provided, however, that no disbursement in excess of $1,000 (except reimbursement of out-of-pocket expenses) shall be made to any Co-Manager unless and until such payment or payments have been approved in advance by at least a majority of the Organizers who are then parties to this Agreement or unless such payment is subject to another agreement with the Company.

4. Additional Organizers. Upon the approval of the Co-Managers, additional Organizers may be added from time to time, provided that such additional Organizers ratify and agree to be bound by and comply with the provisions, terms and conditions of this Agreement. Each additional Organizer shall execute a signature page to this Agreement (and such other instrument as counsel to the Company shall require) and shall immediately contribute funds in the same amount as has been contributed as of such date by each of the other Organizers.

5. Records. The Co-Managers shall keep and maintain records containing:

(a) With respect to each deposit to the Account:

(i) date of deposit,
(ii) amount deposited, and
(iii) name of person from whom such money was accepted.

(b) With respect to each withdrawal from the Account:

(i) date of withdrawal,
(ii) amount of money withdrawn,
(iii) name of person or entity to whom such money was paid,
(iv) description of purpose of such payment, and
(v) any invoice or billing relating to such payment.

(c) The Co-Managers or, upon opening, the Proposed Bank, shall preserve the records described above for a period of not less than four (4) years after such Account is closed.

(d) The Co-Managers shall, upon request, make the records described above available for inspection and copying by (i) the Regulators, (ii) any proposed director, officer, or organizer of the Company or the Proposed Bank, (iii) any person from whom Pre-Opening Funds have been accepted, (iv) the Company, or (v) the Proposed Bank, if and when organized.

6. Reports. On or before the 21st day of each calendar quarter, commencing with the calendar quarter after Pre-Opening Funds are first accepted and continuing until the Account is closed in accordance with this Agreement, the Co-Managers will provide to each person from whom Pre-Opening Funds have been accepted a report stating, with respect to the last calendar quarter:

(a) Opening balance of the Account.

(b) Total amount deposited in the Account during the calendar quarter.

(c) Itemized schedule of deposits showing, with respect to each deposit, date of deposit, amount of money deposited, name of person from whom such money was accepted and aggregate total amount.

(d) Total amount disbursed from the Account during the calendar quarter.

(e) An itemized schedule of disbursements showing, with respect to each person to whom the amount disbursed, together with amounts previously disbursed to each person, is $500 or more: name of person, amount disbursed to the person, description of purpose of such disbursement, and the aggregate total amount disbursed to date to the person.

(f) Closing balance of Account.

7. Circumstances Under Which Pre-Opening Funds Shall Be Repaid.

(a) The Organizers understand and agree that the Pre-Opening Funds advanced by the Organizers shall be reimbursed to the Organizers if, and only if, the Proposed Bank becomes duly organized when the Proposed Bank is issued a charter to transact a commercial banking business by the OCC or the State Regulator, as applicable, the Proposed Bank receives approval from the FDIC of its application for deposit insurance and all subscription funds held in escrow for Proposed Bank stock have been released.

(b) The Co-Managers shall cause the Company, after making all disbursements authorized under the terms of this Agreement, to pay any and all balances in the Account, on a pro rata basis, to the Organizers upon the occurrence of any of the following events:

(i) two-thirds of the Organizers determines to discontinue efforts to organize the Proposed Bank; or

(ii) an application for authority to organize the Proposed Bank filed with the OCC or the State Regulator within such time is denied by the OCC or the State Regulator and a reapplication for authority to organize the Proposed Bank is not filed with the OCC or the State Regulator within 90 days after such denial.

(c) Each Organizer acknowledges and agrees that the return of any Pre-Opening Funds following the removal of an Organizer shall be governed by the provisions of Section 10.

(d) Each Organizer acknowledges and agrees that there is no assurance that any of the conditions described in this Section will be met and that if the conditions described above do not occur, such Organizer shall not be entitled to reimbursement of any of the Pre-Opening Funds, except as expressly provided herein. Such Organizer further waives any and all claims against any other Organizers hereto, the Company, the Proposed Bank and their respective officers, directors, shareholders, attorneys, agents and representatives for reimbursement of his or her share of Pre-Opening Funds as a result of the failure to occur of any of the conditions described above.

8. Application; Services. The Co-Managers are hereby authorized and directed to execute and deliver written agreements with attorneys, accountants, economists and banking/fundraising consultants, relating to the various applications to be filed with the Regulators in connection with the organization of the Proposed Bank, and for other services related to the organization of the Company or the Proposed Bank. The Co-Managers are hereby authorized and directed to pay, to the extent of funds made available by the Organizers as described herein, all amounts agreed to in said agreements for all such services rendered.

9. Voluntary Withdrawal. An Organizer may withdraw as an organizer of the Company or the Proposed Bank by giving written notice to the Co-Managers. Notwithstanding the foregoing, the withdrawal of an Organizer shall not affect in any manner any obligation incurred by the Organizer pursuant to this Agreement or any other agreement entered into by the Organizer. Upon the withdrawal of an Organizer, the Organizer shall forfeit any and all options or warrants to which the Organizer would otherwise have been entitled upon the Proposed Bank’s opening for business by virtue of his status as an Organizer, a director or executive officer or as a result of any actions taken by him pursuant to this Agreement.

10. Removal of Organizers. An Organizer may be removed with or without cause upon the vote of two-thirds of the then-active Organizers.

11. Indemnification of Co-Managers; Covenant Not to Sue. The Organizers hereto agree that the Company shall indemnify and hold the Co-Managers harmless from all liabilities, obligations, claims or costs (including attorneys, accountants, paralegal fees and expenses) incurred by them in their capacities as such or in the course of their performance of their duties as such, except liabilities or obligations arising from or out of willful misconduct or gross negligence. Such indemnification is limited in amount of the Company’s resources. In no case will an Organizer have to increase the amount advanced to the Company for this purpose. In no event shall any Organizer bring suit, initiate a mediation or arbitration or otherwise bring a cause of action or claim against any other Organizer except in the case of gross negligence, willful misconduct or failure to make the payments or guarantees required by Section 1 of this Agreement.

12. Unauthorized Acts. Notwithstanding anything contained herein to the contrary, no party hereto shall be authorized in any manner or form to perform any act or to render any communication or information with regard to the organization of the Company or the Proposed Bank that is contrary to applicable federal and applicable state law, including the rules, regulations and policies of the Federal Reserve, OCC, State Regulator and/or FDIC. In addition, each Organizer acknowledges the following:

(a) that the Proposed Bank is not being organized for the sole purpose of immediately selling to or merging or consolidating with any other financial institution;

(b) that such Organizer may not indicate, either orally or in writing, that he or she is an officer or director of the Proposed Bank or that the Proposed Bank is in existence prior to receiving the consent of the Regulators, if required at such time;

(c) that the Proposed Bank, upon organization, will not refinance, either directly or indirectly, any loan, advance, or credit extension made to any prospective shareholder by any existing financial institution or other lender, if such loan, advance, or credit extension was originally made to the prospective shareholder to obtain funds to purchase stock in the Proposed Bank;

(d) that all subscription funds for capital stock will be held in escrow subject to the order of the applicable Regulators and that these funds will be released only after all conditions precedent to the commencement of operations at the Proposed Bank have been satisfied;

(e) that such Organizer shall make an equity investment (pursuant to the terms and conditions of the Offering) in the common stock of the Proposed Bank in an amount at least equal to the minimum amount expected of Organizers by the Regulators in order to issue the charter;

(f) that no representations have been made by the Co-Managers, any of the Organizers, any of the other signatories hereto or attorneys, accountants or any other service providers to the Company or the Proposed Bank guaranteeing or representing that: (a) a charter for the Proposed Bank will be issued and approved by the Regulators; (b) approval of the Proposed Bank by the Regulators will occur on or before any specified date or approximate date, or that such approval will be received at all; (c) such Organizer will be approved by the Regulators as an organizing director of the Proposed Bank; (d) the Proposed Bank will be able to successfully sell any amount of its initial capital stock; (e) such Organizer will be approved by the Regulators to purchase any specific number of shares of the capital stock of the Proposed Bank; (f) the Regulators will approve any specific stock options or other benefit for such Organizer(s); (g) the Proposed Bank will be located in any specific location or city; or (h) the Proposed Bank will open for business on or before any specific date or approximate date; and

(g) that the Organizers will respect and honor the confidential nature of all personal information of each individual Organizer, and that the Organizers will not request copies of or access to review any such confidential information of another Organizer which information is delivered to any consultant in connection with preparing or reviewing necessary documentation for the Proposed Bank.

13. Borrowings/Guarantees. The parties understand and agree that it may be necessary for the Company to borrow funds or otherwise secure lines of credit for the purpose of obtaining funds to pay pre-incorporation and pre-opening expenses of the Proposed Bank and that lenders may require such financing arrangements to be evidenced by one or more notes co-signed or guaranteed by each of the undersigned on a joint or several or other basis. An agreement to borrow funds under the provisions of this Section 13 requires the unanimous written approval of all the Organizers who undertake any such guarantee. All funds obtained pursuant to this Section 13 shall be maintained and disbursed by the Co-Managers in conformity with the duties set forth in this Agreement. To the extent that an Organizer is not willing to execute any guarantee required pursuant to this Section 13, then such Organizer, in order to continue to participate in this project, must find another Organizer who is willing to provide the amount of guarantee, in whole or in part, on behalf of such Organizer that is declining to execute the guarantee.

14. Termination. The Agreement shall terminate upon the occurrence of any of the following events:

(a) by mutual written consent of two-thirds of the Organizers who are bound by the terms hereof; or

(b) following an event described in Section 7(a) or 7(b) upon the reimbursement of funds due to Organizers or upon a determination by the Co-Managers that no reimbursement shall be due.

15. General Corporate Matters.

(a) Initial Board of Directors. It is anticipated that the number of directors of the Company shall be increased prior to filing the Applications and that the vacancies shall be filled by Organizers. The board of directors reserves the right, however, to fill any vacancies created by an increase in the number of directors with persons who are not Organizers if the board determines that the addition of such person(s) to the board of directors of the Company would enhance the ability of the Proposed Bank to receive regulatory approval or to operate following receipt of regulatory approval. The board of directors of the Company shall also be empowered to identify the individuals to serve as the proposed board of directors of the Proposed Bank. It is expected that each Organizer shall serve as a director, advisory director or a member of an organizers’ advisory committee of the Proposed Bank unless the board of directors of the Company determines that such service would impair the ability of the Proposed Bank to receive all required regulatory approvals.

(b) Organizer Warrants. The Organizers will receive warrants to purchase shares of stock at the initial offering price. These warrants would be issued when the Proposed Bank opens for business and, to the extent permitted by the Regulators, would be exercisable upon issuance and would expire ten years following the date that the Proposed Bank opens for business. It is anticipated that each Organizer would receive one warrant for every $10.00 dollars advanced to the Company by the Organizer or guaranteed (on a pro rata portion of the indebtedness basis without any consideration of any portion of the guaranty above 100%) by the Organizer for the benefit of the Company or the Proposed Bank; provided such Organizer purchases a number of shares equal to the warrants to be received. Each Organizer acknowledges and understands that they must purchase at least the number of shares of stock of the Company or the Proposed Bank as they will receive warrants.

The board of directors of the Company shall be empowered to determine the amount of warrants to be issued within the prescribed range, and may amend the range upon a determination that such range would impair the ability of the Proposed Bank to receive all required regulatory approvals or is otherwise not in the best interests of the Proposed Bank. This grant of warrants is contingent upon the approval of the applicable Regulators and may be reduced as necessary to such level as may be required to obtain such regulatory approval.

(c) Shareholder Warrants. The initial shareholders of the Proposed Bank will receive warrants to purchase shares of stock at an exercise price of $12.50 per share. These warrants would be issued when the Proposed Bank opens for business and, to the extent permitted by the Regulators, would be exercisable upon issuance and would expire three years following the date that the Proposed Bank opens for business. It is anticipated that each initial shareholder would receive a minimum of one warrant for every five shares purchased in the initial offering of stock. Notwithstanding the foregoing, the board of directors of the Company shall be empowered to vary the amount and terms of the initial shareholder warrants upon a determination that such terms would impair the ability of the Proposed Bank to receive all required regulatory approvals or is otherwise not in the best interests of the Proposed Bank.

(d) Stock Options. The board of directors believes that it is in the best interests of the Proposed Bank to promote shareholder value by aligning the financial interests of executive officers and employees providing services to the Proposed Bank with long-term shareholder value. Accordingly, it is anticipated that a certain number of shares of stock will be reserved for issuance under a stock incentive plan, which would provide, among other things, for the issuance of employee stock options to management and future management. It is anticipated that between 10% and 15% of the shares of stock issued in the initial public offering would be reserved for issuance of these stock-based incentives. However, the board of directors of the Proposed Bank reserves the right to revise this amount as it determines necessary to attract and retain qualified employees to fill positions of substantial responsibility, either current or prospective.

16. Miscellaneous.

(a) Notices. Any notice required by this Agreement shall be given by telephone and confirmed by facsimile, express or certified mail to the parties at the addresses heretofore furnished by each party hereto or such other address as a party may later specify. With respect to notice confirmed by facsimile, notice shall be deemed duly given when facsimile confirmation is received. With respect to notice confirmed by express or certified mail, notice shall be deemed duly given upon the earlier of actual receipt of such confirmation by mail or three (3) business days after deposit in the United States mail, postage prepaid.

(b) Complete Agreement. This Agreement contains the entire understanding of the parties and supersedes all existing agreements and all other oral, written or other communications between the parties concerning its subject matter. There are no agreements, arrangements or undertakings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

(c) Governing Law. This Agreement shall be governed by the laws of Michigan without regard to principles of conflicts of laws. Any dispute or controversy arising under, out of or in connection with this Agreement, shall be determined and settled by arbitration in Michigan in accordance with the rules of the American Arbitration Association. Any decision rendered thereby shall be non-appealable, final and binding on the parties and judgment may be entered thereon.

(d) Assignment. This Agreement is personal to the parties hereto and may not be assigned, except with respect to the Company to a successor corporate entity, including the Proposed Bank, once established.

(e) Amendment. This Agreement may be amended only by a writing signed by two-thirds of the Organizers; provided however, that any action under this Agreement requiring the approval or consent of more than two-thirds may be amended only by a writing signed by at least the same number of Organizers as would be required to take such action under the Agreement.

(f) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought or in the case of the Organizers as a group, by two-thirds of the Organizers. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(g) Illegality, Severability. If any provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

(h) Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

(i) Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any of the language in this Agreement.

(j) Relationship of the Organizers. This Agreement shall not be deemed to create a partnership or joint venture among the Organizers or among the Company and the Organizers. Except with respect to the authorized acts of the Co-Managers, as expressly described in this Agreement, no Organizer shall be authorized or have the right to bind or obligate any other Organizer to any debt, obligation or liability with any third party without the prior written consent of all of the other Organizers.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and agree to be bound by the terms hereof.

GRAND RIVER COMMERCE, INC.

By:	/s/ Robert P. Bilotti

Name:	Robert P. Bilotti

Title:	President

ORGANIZERS
/s/ Robert P. Bilotti
/s/ Richard J. Blauw, Jr.
/s/ Cheryl M. Blouw
/s/ James P. Bush
/s/ William A. Condon
/s/ Frederick T. Croft
/s/ Dr. David L. DeVisser
/s/ Jeffrey A. Elders
/s/ Donald R. Fritz
/s/ Dr. Phillip Hartgerink
/s/ Dr. Todd D. Hartgerink
/s/ Randall L. Hartgerink
/s/ Preston J. Hopkins, Jr.
/s/ David K. Hovingh
/s/ Dr. Paul Huizinga
/s/ Jodi Medina
/s/ Michael G. Nauta
/s/ Roger L. Roode
/s/ Timothy J. Steenland
/s/ Jerry A. Sytsma
/s/ Doug H. VanNoord
/s/ James A. Veldink
/s/ Kimble L. Wagner